Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 8 (to Prospectus dated May 13, 2025)	Registration No. 333-268603
PROSPECTUS SUPPLEMENT NO. 8 (to Prospectus dated May 13, 2025)	Registration No. 333-280882
PROSPECTUS SUPPLEMENT NO. 8 (to Prospectus dated May 13, 2025)	Registration No. 333-275117

SCILEX HOLDING COMPANY

Up to 1,594,207 Shares of Common Stock
Up to 198,810 Shares of Common Stock Issuable Upon the Exercise of Warrants
Up to 1,402,955 Warrants

Up to 3,593,288 Shares of Common Stock

Up to 3,250,000 Shares of Common Stock offered by the Selling Securityholder

Up to 6,685,714 Shares of Common Stock

________________

This prospectus supplement updates and supplements: (i) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 3 was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Post-deSPAC Prospectus”); (ii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-280882) for which Post-Effective Amendment No. 1 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Conversion Prospectus”); and (iii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 2 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Oramed Resale Prospectus” and together with the Post-deSPAC Prospectus and the Conversion Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the SEC on October 7, 2025 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On October 6, 2025, the last reported sales price per share of our Common Stock was $16.82. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On October 6, 2025, the closing sale price per warrant of our Public Warrants was $0.14.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectuses and this prospectus supplement reflects the effect of the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 23 of the Post-deSPAC Prospectus, page 23 of the Conversion Prospectus, and page 23 of the Oramed Resale Prospectus, as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectuses to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectuses. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

(650) 516-4310

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $402.50	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On October 7, 2025, the board of directors (the “Board”) of Scilex Holding Company (the “Company”) appointed Stephen Ma, age 53, as the Company’s Chief Operating Officer, with such appointment effective as of October 1, 2025.

Mr. Ma has served as the Company’s Chief Financial Officer and Senior Vice President since September 2023 and as the Company’s Corporate Secretary since March 2024. Mr. Ma was appointed to the Board in September 2025. Mr. Ma previously served as the Company’s Chief Accounting Officer from May 2023 until his appointment as the Company’s Chief Financial Officer and as Vice President of Finance from January 2022 to April 2023. Mr. Ma has more than 15 years of finance and operational expertise across pharmaceuticals and venture backed biotechnology companies. Mr. Ma was appointed as Chief Financial Officer of Semnur Pharmaceuticals, Inc. (OTC: SMNR) on September 22, 2025. He previously served as Director of Finance and Operations for Anwita Biosciences, Inc., a clinical stage company, from August 2019 to January 2022. Prior to that, from May 2016 to August 2019, he served as the Senior Director of Finance and Controller of Semnur Inc. (f/k/a Semnur Pharmaceuticals, Inc.). Prior to that, he served as Controller for Globavir and part of the management team that worked on its initial public offering process. He also served as the Controller for Ardelyx, which went public in 2014. Prior to that, Mr. Ma served in various finance positions at PDL BioPharma, Inc. and Hyperion Therapeutics, Inc. Mr. Ma has a wealth of experience in finance, strategic planning, commercial launching, debt financing, public offerings and M&A transactions. Mr. Ma holds a B.S. in Finance and M.A. in Economics from San Jose State University.

There are no family relationships between Mr. Ma and any director or other executive officer of the Company, nor are there any transactions to which the Company was or is a participant and in which Mr. Ma has a material interest subject to disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Ma and any other person pursuant to which he was selected as Chief Operating Officer. The Company previously entered into its standard form of indemnification agreement with Mr. Ma in connection with his prior appointment as Chief Financial Officer. Mr. Ma’s compensation has not been changed in connection his appointment as the Company’s Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Henry Ji
	Name:	Henry Ji
Date: October 7, 2025	Title:	Chief Executive Officer & President